Exhibit 99.1

FOR IMMEDIATE RELEASE

AMERICAN VANGUARD ANNOUNCES VOTING RESULTS

OF 2022 ANNUAL MEETING OF STOCKHOLDERS

DECLARES QUARTERLY DIVIDEND

Newport Beach, CA – June 6, 2022 – American Vanguard Corp. (NYSE:AVD) announced voting results arising from the Annual Meeting of Stockholders held on June 1, 2022. In a contested election, the nine nominees receiving the highest votes were, in descending order of votes received: Emer Gunter, Debra F. Edwards, Marisol Angelini, Scott D. Baskin, Eric G. Wintemute and Morton D. Erlich (from the Company’s slate of nominees) and Mark R. Bassett, Patrick E. Gottschalk and Keith M. Rosenbloom (from the Cruiser Capital Master Fund LP (“Cruiser”) slate of nominees). These persons will serve as directors until the next annual meeting or until their successors are duly elected and qualified. In addition, the balance of the initiatives appearing on the Company’s proxy passed, namely: the appointment of BDO USA, LLP as the company’s independent registered public accounting firm for the year ending December 31, 2022 was ratified; the Company’s equity incentive plan was amended to add 725,000 shares, to extend the term for 10 years and to include certain immaterial changes and the executive compensation policies and practices as set forth in the 2022 proxy received advisory approval by the stockholders.

In addition, at a meeting of the Company’s board of directors that commenced on June 1, 2022, the board declared a cash dividend of $0.025 per share to shareholders of record as of June 24, 2022, for distribution on July 8, 2022.

Chairman and CEO Eric W. Wintemute commented, “We thank our shareholders for voting at the annual meeting. We realize that there was a great deal of activity and numerous communications leading up to the vote during the contest. Many of our stockholders were generous in giving both management and Cruiser an opportunity to express their views and to gain a deeper understanding of our Company and its strategic path. While proxy contests are never a pleasant experience, we appreciate that both our team and Cruiser share the same objective in maximizing shareholder value. I have reached out to our employees to express my optimism and our sense of purpose going forward. Further, I want to publicly welcome Messrs. Bassett, Gottschalk and Rosenbloom to our board of directors. We look forward to working with them to attain our long-range growth and profitability targets, while maintaining open communication with our shareholders.”

Mr. Wintemute continued, “In light of our recent financial performance, which was especially strong in the first quarter of 2022 and our full-year outlook, we are pleased to announce a cash dividend of $0.025 per share. This continues our history of sharing with our stockholders in the Company’s success through the regular payment of dividends. We look forward to updating stockholders at our next earnings call in early August 2022.”

Annual Cash Dividend Payments:	Based on Date of Cash Distribution
2022 — Payments (including pending)	$0.070
2021 — Full Calendar Year	$0.080
2020 — Full Calendar Year	$0.040
2019 — Full Calendar Year	$0.080
2018 — Full Calendar Year	$0.075
2017 — Full Calendar Year	$0.055

About American Vanguard

American Vanguard Corporation is a diversified specialty and agricultural products company that develops and markets products for crop protection and management, turf and ornamentals management and public and animal health. American Vanguard is included on the Russell 2000® and Russell 3000® Indexes and the Standard & Poor’s Small Cap 600 Index. To learn more about American Vanguard, please reference the Company’s web site at www.american-vanguard.com.

The Company, from time to time, may discuss forward-looking information. Except for the historical information contained in this release, all forward-looking statements are estimates by the Company’s management and are subject to various risks and uncertainties that may cause results to differ from management’s current expectations. Such factors include weather conditions, changes in regulatory policy and other risks as detailed from time-to-time in the Company’s SEC reports and filings. All forward-looking statements, if any, in this release represent the Company’s judgment as of the date of this release.

Company Contact:	Investor Representative
American Vanguard Corporation	The Equity Group Inc.
William A. Kuser, Director of Investor Relations	www.theequitygroup.com
(949) 260-1200	Lena Cati
williamk@amvac-chemical.com	Lcati@equityny.com